Exhibit 99.1

Media Contact:	Investor Contact:
Jaymie Scotto & Associates	Inteliquent
1-866-695-3629	Darren Burgener
pr@jaymiescotto.com	(312) 380-4548

FOR IMMEDIATE RELEASE

Inteliquent Announces Third Quarter 2012 Financial Results

Highlights:

•	Proposed agreement reached to settle contract dispute with large customer; records $9.0 million expense

•	Revenue of $68.8 million during Q3 2012, an increase of 2.2% from $67.3 million in Q3 2011

•	Adjusted EBITDA (a non-GAAP financial measure) of $17.3 million during Q3 2012, a decrease of 21.4% from $22.0 million in Q3 2011

•	Declared and paid a special dividend of $3.00 per common share in October 2012

•	Company reduces 2012 financial estimates

CHICAGO, November 7, 2012 – Inteliquenttm (NASDAQ: IQNT), a leading provider of global interconnection and interoperability solutions, today announced its financial results for the third quarter ended September 30, 2012.

“The past quarter was one of continued transition as we look to more effectively meet our customers’ increasingly complex needs” said Ed Evans, Chief Executive Officer of Inteliquent. “During the last several months, we made significant changes to our management structure that we believe better aligns us to make progress against our strategic vision as a global multi-services company that provides intelligent solutions to complex problems across the industry.”

Third Quarter Results

Revenue increased to $68.8 million in the three months ended September 30, 2012 from $67.3 million in the three months ended September 30, 2011, an increase of 2.2%. The increase in revenue of $1.5 million was due primarily to a $1.3 million increase in revenue generated from our voice business, with the remaining increase of $0.2 million related to an increase in data revenue.

The increase in voice revenue is primarily due to an increase in the average price per voice minute. The average price per voice minute for the three months ended September 30, 2012 of $0.00158 increased from $0.00154 for the three months ended September 30, 2011. We processed 33.1 billion minutes in the three months September 30, 2012 compared to 32.9 billion minutes processed in the three months ended September 30, 2011, an increase of 0.6%.

The increase in data revenue is primarily due to an increase in traffic, measured in terabits. Traffic on our network increased by 41.0% to 8.2 terabits processed in the three months ended September 30, 2012 from 5.8 terabits processed in the three months ended September 30, 2011. Offsetting the increase in terabits was a decrease in the average price from $2.86 per megabit for the three months ended September 30, 2011 to $2.01 per megabit for the three months ended September 30, 2012.

Network and facilities expenses increased to $32.4 million in the three months ended September 30, 2012, or 47.0% of revenue, from $28.7 million in the three months ended September 30, 2011, or 42.7% of revenue. The increase in network and facilities expense is due to changes in the mix of the voice services we provide and an increase in our IP Transit and Ethernet services.

Operations expenses increased to $13.5 million in the three months ended September 30, 2012, or 19.6% of revenue, from $10.3 million in the three months ended September 30, 2011, or 15.4% of revenue. The increase of $3.2 million in our operations expenses primarily resulted from a $1.4 million increase in repairs and maintenance, $0.9 million of which was due to the cessation of our hosted service offering in the third quarter of 2012, $1.2 million in amounts due to the federal universal service fund, state governments and value added taxes in various countries as we increased the provision of our data services, an increase of $0.9 million in payroll and benefits, primarily attributable to increases in headcount, and $0.5 million in non-cash compensation, contract labor and rent expenses. Expenses of $0.8 million were included in the third quarter of 2011 resulting from the settlement of a dispute with a landlord.

Sales and marketing expense increased to $4.0 million in the three months ended September 30, 2012, or 5.8% of revenue, compared to $3.4 million in the three months ended September 30, 2011, or 5.0% of revenue. The increase of $0.6 million sales and marketing expenses for the three months ended September 30, 2012 is primarily due to an increase of $0.5 million in payroll and benefits related to increased headcount as we expand our data services.

General and administrative expense decreased to $6.0 million in the three months ended September 30, 2012, or 8.7% of revenue, compared with $6.4 million in the three months ended September 30, 2011, or 9.4% of revenue. The decrease of $0.4 million in our general and administrative expense is primarily due to a decrease of $0.5 million decrease in payroll, benefits and non-cash compensation.

We reached a preliminary verbal agreement to settle a dispute with one of our largest customers regarding the termination of long distance voice traffic. We expect that the pending settlement will include a $9.0 million payment to the customer prior to December 31, 2012, and accordingly, have recorded a $9.0 million expense in the three month period ended September 30, 2012. There can be no assurance that we will reach a definitive final settlement with the customer.

Depreciation and amortization expense was $7.7 million for the three months ended September 30, 2012, compared to $7.5 million for the three months ended September 30, 2011. In the third quarter 2012, we ceased operations related to our Hosted Collaboration Services offering and, as a result we recorded an impairment of $1.3 million. Capital expenditures were $6.2 million for the third quarter 2012.

Loss from operations for the three months ended September 30, 2012 was $4.9 million, compared to income from operations of $10.8 million for the three months ended September 30, 2011. Pretax loss for the three months ended September 30, 2012 was $4.7 million, compared to pretax income of $8.7 million for the three months ended September 30, 2011.

Income tax benefit for the three months ended September 30, 2012 was $2.0 million, compared to an income tax expense of $2.9 million for the three months ended September 30, 2011. The effective tax rate for the three months ended September 30, 2012 was approximately 41.7% compared to 32.9% for the three months ended September 30, 2011. The difference in the effective income tax rate was primarily due to the loss from operations for the quarter and our foreign entities’ transaction taxes which are not deductible in the jurisdictions of our operations.

Net loss for the three months ended September 30, 2012 was $2.7 million, or $(0.09) per basic and diluted share, compared to net income of $5.8 million, or $0.19 per basic share and $0.18 per diluted share, for the three months ended September 30, 2011. The decrease from net income to net loss was primarily due to our tentative settlement of a dispute with one of our largest customers (as described above), increased network expense, employee expenses, impairment of equipment, income taxes and other taxes.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended September 30, 2012 was $17.3 million compared to $22.0 million for the three months ended September 30, 2011. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended September 30, 2012 was 25.1%, down from 32.6% for the three months ended June 30, 2011. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities, employee and tax expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Selected financial and operational metrics are presented in the following table:

($ in millions, except per minute and per Mb figures)

Voice	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Voice Revenue	$50.8	$51.8	$53.5	$50.7	$52.2

Total ARPM	$0.00154	$0.00156	$0.00156	$0.00155	$0.00158

Minutes of Use (in billions):
Local Transit	17.6	16.9	16.2	15.1	14.3
Termination	12.0	12.0	13.2	13.4	14.1
Origination	2.9	3.7	4.1	3.4	3.9
International	0.4	0.7	0.7	0.8	0.8

Total Minutes of Use	32.9	33.3	34.2	32.8	33.1

Data
IP Transit Revenue	$14.4	$14.8	$14.5	$14.9	$13.5
Ethernet Revenue	2.1	2.8	2.6	2.6	3.1

Total Data Revenue	$16.5	$17.7	$17.1	$17.5	$16.6

Average Price per Mb	$2.86	$2.62	$2.34	$2.26	$2.01
Volume of Traffic (in Tbps)	5.8	6.7	7.3	7.7	8.2

# of Customers	842	884	931	990	1,009
# of Customer Connections	2,876	3,175	3,217	3,502	3,712

# of POPs	112	119	119	121	121
# of Sales Reps (Quota-bearing)	24	26	26	26	28

Other
# of Employees	285	291	281	291	291

Business Outlook for Fiscal Year 2012

“We believe that reaching a proposed resolution to the dispute with one of our largest customers and vendors will provide us with increased certainty as we look forward,” said David Zwick, Inteliquent’s Executive Vice President and Chief Financial Officer. “While the economic relationship between the two companies is expected to change due to the proposed settlement, we are pleased to continue doing business together. The new economics are expected to impact us for almost the entire fourth quarter and beyond. This is the largest component of the reduction to our financial estimates for 2012.”

Zwick continued, “Today, we have begun to provide additional financial and operating metrics regarding the business, and we intend to update them on a quarterly basis. We offer these metrics to provide as much visibility and transparency as possible into the business.”

We now estimate:

•	Revenue for 2012 is expected to be between $265 million and $275 million.

•	Adjusted EBITDA, a non-GAAP financial measure, for 2012 is expected to be between $60 million and $65 million.

•	Capital expenditures for 2012 are expected to be between $25 million and $30 million.

Our revised estimates for 2012 are based on management’s current belief about business trends, the effects of Hurricane Sandy and its aftermath on our business, expenses and the macroeconomic and competitive environment.

Special Cash Dividend

On October 5, 2012, we declared a special cash dividend of $3.00 per outstanding share of common stock. The special dividend amounted to approximately $96.7 million and was paid on October 30, 2012.

Conference Call & Web Cast

The third quarter conference call will be held on Wednesday, November 7, 2012 at 10:00 a.m. (ET). A live webcast of the conference call as well as a replay will be available online on our corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-549-7750 (within the United States and Canada), or 1-480-629-9770 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on December 5, 2012. To access the replay, dial 1-800-406-7325 (within the United States and Canada) or 1-303-590-3030 (international callers) and enter the conference ID number: 4571310#.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the

Federal Communications Commission; the risks associated with the failure to reach a final settlement with one of our largest customers; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters, including the effects of Hurricane Sandy and its aftermath on our business; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; changes in our capital structure and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent (operating respectively under the legal names Neutral Tandem, Inc. and Tinet S.p.A. or the name of the applicable affiliate) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit and Ethernet services to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 130 Ethernet sites worldwide, the company is the largest global Ethernet interconnection provider, a top-five global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue	$68,820	$67,310	$207,788	$198,818

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	32,377	28,724	92,936	80,797
Operations	13,496	10,334	36,475	29,107
Sales and marketing	3,989	3,383	12,001	9,851
General and administrative	5,960	6,352	19,364	22,771
Depreciation and amortization	7,703	7,520	22,798	22,040
Carrier settlement	9,000	—	9,000	—
Impairment of equipment	1,257	—	1,257	—
(Gain) loss on disposal of equipment	(55)	159	(164)	147

Total operating expense	73,727	56,472	193,667	164,713

(Loss) income from operations	(4,907)	10,838	14,121	34,105

Other (income) expense
Interest expense (income)	4	(2)	(11)	(32)
Other (income) expense	(20)	60	(51)	420
Foreign exchange (gain) loss	(197)	2,068	178	(317)

Total other (income) expense	(213)	2,126	116	71

(Loss) income before income taxes	(4,694)	8,712	14,005	34,034

(Benefit) provision for income taxes	(1,959)	2,864	6,379	12,950

Net (loss) income	$(2,735)	$5,848	$7,626	$21,084

Net (loss) income per share:
Basic	$(0.09)	$0.19	$0.24	$0.63

Diluted	$(0.09)	$0.18	$0.24	$0.63

Weighted average number of shares outstanding:
Basic	31,993	31,450	31,817	33,219
Diluted	31,993	31,849	32,166	33,643

Total Comprehensive (loss) income	$(777)	$1,589	$6,989	$23,182

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$113,831	$90,279
Receivables	49,838	46,991
Deferred income taxes-current	2,576	3,227
Other current assets	13,985	6,655

Total current assets	180,230	147,152
Property and equipment—net	68,338	75,045
Intangible assets-net	26,554	28,644
Goodwill	49,589	48,137
Restricted cash	962	962
Other assets	2,275	2,870

Total assets	$327,948	$302,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,255	$13,792
Accrued liabilities:
Taxes payable	5,078	2,567
Carrier settlement	9,000	—
Circuit cost	10,078	8,743
Rent	1,925	1,525
Payroll and related items	6,252	4,366
Other	3,667	2,640

Total current liabilities	44,255	33,633

Other liabilities	1,951	1,693
Deferred income taxes-noncurrent	4,981	7,806

Total liabilities	51,187	43,132
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 32,223,146 shares and
31,520,121 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	32	32
Less treasury stock, at cost; 3,083,446 at September 30, 2012 and at December 31, 2011	(50,103)	(50,103)
Additional paid-in capital	195,108	185,014
Accumulated other comprehensive loss	(4,983)	(4,346)
Retained earnings	136,707	129,081

Total shareholders’ equity	276,761	259,678

Total liabilities and shareholders’ equity	$327,948	$302,810

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$7,626	$21,084
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	22,798	22,040
Deferred income taxes	(2,435)	(536)
Impairment of fixed assets	1,257	—
(Gain) loss on disposal of fixed assets	(164)	147
Non-cash share-based compensation	8,566	12,345
Gain on intercompany foreign exchange transactions	(66)	—
Excess tax (benefit) deficiency associated with share-based payments	(1,176)	220
Changes in assets and liabilities:
Receivables	(2,868)	(5,383)
Other current assets	(5,666)	(1,792)
Other noncurrent assets	(913)	(1,609)
Accounts payable	(1,462)	(3,399)
Accrued liabilities	17,384	4,895
Noncurrent liabilities	281	45

Net cash flows from operating activities	43,162	48,057

Cash Flows From Investing Activities:
Purchase of equipment	(21,076)	(19,578)
Proceeds from sale of equipment	161	16
Purchase of other investment	—	(500)

Net cash flows from investing activities	(20,915)	(20,062)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	1,315	219
Restricted shares withheld to cover employee taxes paid	(963)	(1,026)
Excess tax benefit (deficiency) associated with share-based payments	1,176	(220)
Payments made for repurchase of common stock	—	(50,106)

Net cash flows from financing activities	1,528	(51,133)

Effect of exchange rate changes on cash	(223)	120

Net Increase (Decrease) In Cash And Cash Equivalents	23,552	(23,018)
Cash And Cash Equivalents—Beginning	90,279	106,674

Cash And Cash Equivalents—End	$113,831	$83,656
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$12,607	$15,387
Supplemental Disclosure of Noncash Flow Items:
Investing Activity-Accrued purchased of equipment	$2,617	$2,818

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, foreign exchange loss (gain) on intercompany loans, dispute settlements, cease operations – hosted services, reduction in force, value-added tax and other expense related to stock buyback. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, foreign exchange loss (gain) on intercompany loans, dispute settlements, cease operations – hosted services, reduction in force, value-added tax and other expense related to stock buyback. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		December 31,
	2012	2011	2012	2011	2012 (1)
Net income (loss)	$(2,735)	$5,848	$7,626	$21,084	$4,000
Interest expense(income), net	4	(2)	(11)	(32)	—
Provision for income taxes	(1,959)	2,864	6,379	12,950	2,400
Depreciation and amortization	7,703	7,520	22,798	22,040	30,800

EBITDA	$3,013	$16,230	$36,792	$56,042	$37,200

Other expenses—stock buyback	—	—	—	330	—
Dispute settlements	9,000	962	9,000	962	9,000
Hosted Services	1,779	—	1,779	—	1,779
Severance	227	—	477	—	1,000
Value Added Tax	745	—	895	—	895
Foreign exchange loss (gain) on intercompany loan	—	1,865	—	(757)	—
Non-cash share-based compensation	2,540	2,918	8,566	12,345	12,626

Adjusted EBITDA	$17,304	$21,975	$57,509	$68,922	$62,500

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the 2012 estimates announced by the Company.